UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
November 11, 2009
Date of Report (Date of Earliest Event Reported)

POLYMEDIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51895	27-0125925
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

170 N. Radnor Chester Road,
Suite 300
Radnor, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)
(448) 598-2400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On November 11, 2009, PolyMedix, Inc., a Delaware corporation (the “Company”) announced the pricing of a registered public offering. The Company is selling in the offering 20,800,000 units (“Units”) consisting of 20,800,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), and warrants to purchase up to 6,240,000 shares of Common Stock, for $1.00 per Unit, or a total of $20.8 million in gross proceeds. Each Unit consists of one share of Common Stock and a five year warrant to purchase 0.30 shares of Common Stock at $1.25 per share. The Units will not be certificated and the shares and warrants will be immediately separable and transferable upon issuance. Merriman Curhan Ford acted as lead placement agent in this offering with Boenning & Scattergood, Inc. and Noble Financial Capital Markets serving as co-placement agents. Fordham Financial Management, Inc. acted as a selected dealer in the offering.
     The net proceeds of the offering, which is expected to close on November 16, 2009 subject to certain customary closing conditions, will be used primarily to continue the clinical development of two drug candidates, PMX-30063 antibiotic and PMX-60056 heparin antagonist, into Phase 2 human clinical trials in 2010.
     A registration statement relating to the offering was declared effective by the Securities and Exchange Commission on November 10, 2009, and the public offering is being made by means of a prospectus. A copy of the prospectus for the unit offering may be obtained by contacting Merriman Curhan Ford & Co., 135 East 57th Street, 24th Floor, New York, New York 10022, Attention: Warren Dunnavant. The prospectus will also be available on the Securities and Exchange Commission website at http://www.sec.gov.
     This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the laws of any such state.
About PolyMedix, Inc.
     PolyMedix is a publicly traded emerging biotechnology company focused on addressing large market opportunities relating to the development of novel drugs and biomaterials for the treatment of infectious diseases and acute cardiovascular disorders. Specifically, PolyMedix is dedicated to research in product areas involving fast and inexpensive trials, straightforward endpoints and early clinical proof of concept. PolyMedix’s compounds are based on biomimetics: non-peptide small molecule drug candidates that mimic the activity of proteins. The Company’s antibiotic compounds, including PMX-30063 — small molecule mimetics of human host-defense proteins — have a mechanism of action distinct from those of current antibiotic drugs, a mechanism that is intended to make bacterial resistance unlikely to develop. The Company’s goal is to develop these as rapidly acting antibiotics for serious systemic and local infections. The Company plans to continue the development of polymeric formulations as antimicrobial biomaterials, which can be used as additives to paints, plastics, and textiles to create self-sterilizing products and surfaces. The Company’s heptagonist compounds, including PMX-60056, reverse the activity of both heparin and Low Molecular Weight Heparins, with the goal of developing an antagonist drug for LMWHs, and that is safer and easier to use than currently approved therapy for heparin. For more information, please visit PolyMedix at www.polymedix.com.
     This repot contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal”, “potential,” “may,” ”suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements, PolyMedix’s compounds may not enter or successfully complete clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these factors is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMEDIX, INC.
November 12, 2009	/s/ Edward F. Smith
Edward F. Smith
Vice President, Finance and Chief Financial Officer